Exhibit 99.1

Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS SECOND-QUARTER REVENUE GROWTH OF 19.1%
AND A 26.5% INCREASE IN EARNINGS PER DILUTED SHARE TO $0.86
 ______________________________
Operating Ratio Improves 100 Basis Points to Company Record 82.5%

THOMASVILLE, N.C. - (July 31, 2014) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month and six-month periods ended June 30, 2014. Revenue increased 19.1% to $703.0 million for the second quarter of 2014 from $590.3 million for the second quarter of 2013. Net income grew 26.8% to $73.8 million for the second quarter of 2014 from $58.3 million for the second quarter of 2013. Earnings per diluted share increased 26.5% to $0.86 for the second quarter of 2014 from $0.68 for the prior-year period. Old Dominion’s operating ratio improved to 82.5% for the second quarter of 2014 compared with 83.5% for the second quarter last year.

For the first six months of 2014, revenue was $1.32 billion, an increase of 17.2% from $1.13 billion for the comparable period in 2013. Net income increased 21.2% to $119.7 million for the first half of 2014 from $98.8 million for the first half of 2013. Earnings per diluted share increased 20.9% to $1.39 for the first six months of 2014 from $1.15 for the same period last year. Old Dominion’s operating ratio improved to 84.7% for the first six months of 2014 compared with 85.5% for the first six months of 2013.

“Old Dominion’s growth accelerated in the second quarter, driving record results for our quarterly revenue, tonnage and earnings,” commented David S. Congdon, President and Chief Executive Officer of Old Dominion. “In addition, we improved our operating ratio by 100 basis points over the prior-year period to 82.5%, which is the best quarterly operating ratio in our Company’s history. We believe our results reflect continued growth in the Company’s market share as customers respond to the value of our industry-leading service. For both the first and second quarters of 2014, we achieved 99% on-time delivery performance and maintained our cargo claims ratio at a historical low of 0.26%.

“The improvement in our operating ratio for the second quarter and first half of 2014 was primarily attributable to increases in our freight density and yield. Our LTL tonnage increased 14.9% for the second quarter, driven by increases in LTL shipments of 12.0% and LTL weight per shipment of 2.6%. LTL revenue per hundredweight for the second quarter increased 3.7%, or 3.6% excluding fuel surcharges, despite the impact of our increased weight per shipment and a 1.4% decline in our average length of haul.

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ODFL Reports Second-Quarter Financial Results

July 31, 2014

“Old Dominion relocated two service centers during the second quarter to expanded facilities, while continuing to invest in equipment and technology. Capital expenditures totaled $138.8 million for the second quarter of 2014 and $218.6 million for the first half of the year. We anticipate capital expenditures for 2014 to be approximately $375 million, including planned expenditures of $132 million for real estate and expansion projects at existing facilities, $196 million for tractors, trailers and other equipment and $47 million for technology and other assets. We expect to fund our 2014 capital expenditures primarily with our cash flow from operations. At the end of the second quarter, cash and cash equivalents totaled $19.8 million and our ratio of debt to total capitalization was 12.9% compared with 16.9% at June 30, 2013.”

Mr. Congdon concluded, “Old Dominion's performance in the second quarter continues to validate the strength of our value proposition and our ability to consistently deliver that value to our customers throughout the economic cycle. We will continue to invest in our people, infrastructure and technology to drive additional improvement in our service capabilities and market differentiation. By continuing to deliver superior service at a fair and equitable price, we expect to remain well-positioned to achieve further profitable growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:30 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through August 31, 2014. A telephonic replay will also be available through August 14, 2014 at (719) 457-0820, Confirmation Number 2918191.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) potential cost increases associated with healthcare legislation; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to litigation and governmental proceedings; (16) various risks arising from our international business operations and relationships; (17) the costs and potential adverse impact of non-compliance with rules issued by the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative; (18) seasonal trends in the less-than-truckload industry, including the possibility of harsh weather conditions; (19) our dependence on key employees; (20) the concentration of our stock ownership with the Congdon family; (21) the costs and potential adverse impact associated with future changes in accounting standards or practices; (22) the impact caused by potential disruptions to our information technology systems or our service center network; (23) damage to our reputation from the misuse of social media; (24) dilution to existing shareholders caused by any issuance

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ODFL Reports Second-Quarter Financial Results

July 31, 2014

of additional equity; and (25) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and other logistics services from a single integrated organization. In addition to its core LTL services, the Company offers its customers a broad range of value-added services including international freight forwarding, ground and air expedited transportation, container delivery, truckload brokerage, supply chain consulting, warehousing and consumer household pickup and delivery.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(In thousands, except per share amounts)	2014	2013	Chg.	2014	2013	Chg.
Revenue	$702,987	$590,304	19.1%	$1,323,263	$1,128,720	17.2%
Operating income	$122,695	$97,573	25.7%	$202,747	$163,517	24.0%
Operating ratio	82.5%	83.5%		84.7%	85.5%
Net income	$73,849	$58,255	26.8%	$119,736	$98,808	21.2%
Basic and diluted earnings per share	$0.86	$0.68	26.5%	$1.39	$1.15	20.9%
Basic and diluted weighted average shares outstanding	86,165	86,165	0.0%	86,165	86,165	0.0%

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ODFL Reports Second-Quarter Financial Results

July 31, 2014

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Second Quarter				Year To Date
(In thousands, except per share amounts)	2014		2013		2014		2013
Revenue	$702,987	100.0%	$590,304	100.0%	$1,323,263	100.0%	$1,128,720	100.0%

Operating expenses:
Salaries, wages & benefits	340,309	48.4%	287,961	48.8%	651,490	49.2%	558,761	49.5%
Operating supplies & expenses	109,917	15.6%	95,115	16.1%	216,211	16.3%	190,818	16.9%
General supplies & expenses	20,889	3.0%	17,639	3.0%	40,024	3.0%	35,400	3.1%
Operating taxes & licenses	20,618	2.9%	17,982	3.0%	39,668	3.0%	35,251	3.1%
Insurance & claims	9,836	1.4%	7,602	1.3%	17,809	1.4%	14,872	1.3%
Communications & utilities	6,102	0.9%	5,768	1.0%	12,836	1.0%	11,489	1.0%
Depreciation & amortization	35,121	5.0%	30,517	5.2%	69,213	5.2%	60,351	5.3%
Purchased transportation	33,157	4.7%	27,021	4.6%	62,293	4.7%	50,360	4.5%
Building and office equipment rents	2,513	0.3%	3,109	0.5%	5,019	0.4%	6,287	0.6%
Miscellaneous expenses, net	1,830	0.3%	17	0.0%	5,953	0.5%	1,614	0.2%

Total operating expenses	580,292	82.5%	492,731	83.5%	1,120,516	84.7%	965,203	85.5%

Operating income	122,695	17.5%	97,573	16.5%	202,747	15.3%	163,517	14.5%

Non-operating expense (income):
Interest expense	1,622	0.3%	2,403	0.4%	3,698	0.3%	4,803	0.5%
Interest income	(26)	(0.0)%	(42)	(0.0)%	(59)	(0.0)%	(56)	(0.0)%
Other expense, net	35	0.0%	334	0.0%	810	0.0%	408	0.0%

Income before income taxes	121,064	17.2%	94,878	16.1%	198,298	15.0%	158,362	14.0%

Provision for income taxes	47,215	6.7%	36,623	6.2%	78,562	6.0%	59,554	5.2%

Net income	$73,849	10.5%	$58,255	9.9%	$119,736	9.0%	$98,808	8.8%

Earnings per share:
Basic and Diluted	$0.86		$0.68		$1.39		$1.15

Weighted average outstanding shares:
Basic and Diluted	86,165		86,165		86,165		86,165

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ODFL Reports Second-Quarter Financial Results

July 31, 2014

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Second Quarter			Year to Date
	2014	2013	% Chg.	2014	2013	% Chg.
Work days	64	64	—%	127	127	—%
Operating ratio	82.5%	83.5%		84.7%	85.5%
LTL intercity miles (1)	125,186	108,182	15.7%	236,741	207,948	13.8%
LTL tons (1)	1,863	1,622	14.9%	3,543	3,097	14.4%
LTL shipments (1)	2,276	2,032	12.0%	4,341	3,878	11.9%
LTL Revenue per intercity mile (2)	$5.46	$5.31	2.8%	$5.44	$5.27	3.2%
LTL Revenue per hundredweight (2)	$18.36	$17.70	3.7%	$18.19	$17.71	2.7%
LTL Revenue per hundredweight, excluding fuel surcharges (2)	$15.34	$14.80	3.6%	$15.18	$14.74	3.0%
LTL Revenue per shipment (2)	$300.50	$282.55	6.4%	$296.91	$282.87	5.0%
LTL Revenue per shipment, excluding fuel surcharges (2)	$251.08	$236.20	6.3%	$247.83	$235.49	5.2%
LTL Weight per shipment (lbs.)	1,637	1,596	2.6%	1,632	1,597	2.2%
Average length of haul (miles)	927	940	(1.4)%	928	937	(1.0)%

(1) -	In thousands
(2) -
Our operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	June 30,	December 31,
(In thousands)	2014	2013
Cash and cash equivalents	$19,789	$30,174
Other current assets	362,584	302,805
Total current assets	382,373	332,979
Net property and equipment	1,676,357	1,543,059
Other assets	65,333	56,051
Total assets	$2,124,063	$1,932,089

Current maturities of long-term debt	$35,714	$35,715
Other current liabilities	261,849	196,407
Total current liabilities	297,563	232,122
Long-term debt	164,000	155,714
Other non-current liabilities	310,682	312,171
Total liabilities	772,245	700,007
Equity	1,351,818	1,232,082
Total liabilities & equity	$2,124,063	$1,932,089
Note: The financial and operating statistics in this press release are unaudited.

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